EXHIBIT 23.4
Consent of Independent Registered
Public Accounting Firm
     We consent to the inclusion in this Registration Statement on Form S-4, of our report dated March 10, 2009, with respect to the balance sheets of SP Acquisition Holdings, Inc. as of December 31, 2008 and 2007, and the related statements of operations, stockholders’ equity and cash flows for the year ended December 31, 2008, for the period from February 14, 2007 (inception) to December 31, 2007, and for the period from February 14, 2007 (inception) to December 31, 2008. We also consent to the reference to our firm under the caption “Experts”.

/s/ J. H. Cohn LLP
Jericho, New York
September 9, 2009